EXHIBIT 23.4

Consent of Independent Chartered Accountants

We consent to the incorporation by reference in this Registration Statement of Behringer Harvard REIT I, Inc. on Form S-3 of our report dated November 23, 2007, relating to the financial statements of IPC US Real Estate Investment Trust for the years ended December 31, 2006, 2005 and 2004, appearing in the Current Report on Form 8-K filed with the SEC on December 12, 2007 of Behringer Harvard REIT I, Inc., and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Independent Chartered Accountants

Licensed Public Accountants

Toronto, Canada

January 5, 2009